Exhibit 99.2

April 17, 2013

Board of Directors of

Titanium Asset Management Corp. (the “Company”)

Ladies and Gentlemen:

As you are aware, in December, 2012, certain executive officers and senior employees of the Company formed and capitalized TAMCO Holdings, Inc. (“Holding”) to acquire approximately 53.6% of the issued and outstanding capital stock of the Company. After careful consideration, Holdings has concluded that it wishes to acquire the remaining outstanding equity interests of the Company in a “going-private” transaction. Accordingly, pursuant to this letter, Holdings hereby submits this proposal to acquire such remaining outstanding equity interests of the Company at $1.00 per share, net to the seller in cash.

The proposed per share price represents a premium of approximately 43% over the last listed trade price of $0.70 for the Company’s common shares on April 16, 2013. In addition, the proposal also provides the public stockholders of the Company with liquidity for an equity security which historically has had very limited trading volume on the London Stock Exchange. As a result, we believe the public stockholders of the Company will find the $1.00 per share price and proposed transaction compelling.

At this time, we would contemplate structuring the transaction as a tender offer (with a customary top-up option) followed by a statutory short-form merger. We believe this structure would provide the public stockholders with a successful path to an expedited closing. The transaction will be subject to customary conditions including tender of an aggregate number of shares (which shall include a majority of the shares held by the unaffiliated public stockholders) which, together with any shares issued pursuant to the exercise of the referenced top-up option, provide for consummation of a statutory short-form merger under applicable law.

We appreciate that the independent directors will need to separately review this proposal and may engage professional advisors as they deem appropriate. Please note that Holdings is not currently interested in pursuing a sale of its existing ownership interest and would reject any third-party offer involving a sale of the Company.

This proposal is subject to the entry of definitive agreements among Holdings and the Company and the determination by the independent directors that the transaction is fair. Until such time as definitive, binding agreements are entered into, Holdings reserves the right to withdraw or modify this proposal.

We look forward to further discussing our proposal with you and the Company’s advisors at your earliest convenience. For purposes of any communication regarding our proposal, please contact either Robert Brooks or Brian Gevry. Thank you.

TAMCO HOLDINGS, LLC

By: /s/ Robert Brooks_________

Robert Brooks

By: /s/ Brian Gevry____________

Brian Gevry